Exhibit 10.1

NIC Inc.

Management Annual Incentive Plan

(as approved March 2008)

Objective – The Management Annual Incentive Plan (“MAIP” or “the Plan”) is intended (i) to attract, retain, and reward key executives of NIC Inc. (“NIC” or “the Company”) and (ii) to promote execution against annual performance goals.  The Plan is designed to:

•                  Reinforce strategically important operational and financial objectives;

•                  Contribute to competitive compensation opportunities; and

•                  Align the interests of Participants with those of NIC’s shareholders.

Definitions – Certain terms are defined in Attachment A for the purposes of the Plan.

Administration – The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”); provided, however, that the Committee, in its discretion, may delegate to certain officers or employees of the Company the responsibility for handling certain day-to-day operational aspects of the Plan.  Any reference to the Plan Administrator hereinafter which relates to administration of the Plan will refer to the Committee and/or any officer(s) or employee(s) to whom the Committee has delegated responsibilities or powers.

The Committee has discretion to (i) interpret the Plan; (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan; and (iii) make such other determinations and take such other action as it deems necessary or advisable.  Without limiting the generality of the foregoing sentence, the Committee may, in its sole discretion (but in a uniform and consistent manner), treat all or any portion of any period during which a Participant is on military leave or on an approved leave of absence (as defined by the Committee) from the Company as a period of employment of such Participant by the Company for the purpose of this Plan.  Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

Term of the Plan – The Plan will be considered in effect from the effective date established when the Plan is approved by the Board of Directors of the Company (the “Board”).  The Plan will terminate by action of the Board or Committee.  Awards granted hereunder prior to the Plan’s termination will continue to be effective in accordance with the terms and conditions of the Plan.

Eligibility – The Plan will cover key employees of the Company as determined by the Committee.  Eligibility under the Plan or participation in the Plan is not a guarantee of employment.  To be eligible for a full year’s Award under the Plan for a given Plan Year, a Participant must remain in the Company’s employ for the entire Plan Year and through the date of payout.  For individuals that are not eligible under the Plan at the onset of a given Plan Year, the following guidelines apply:

1.              Newly-hired Employee

At the sole discretion of the Committee, a newly-hired employee shall be eligible to an Award if the individual commences employment with the Company at or prior to the first day of the third quarter of the Plan Year (i.e., minimum six months of employment for the Plan Year).  No Award under the Plan shall be granted if employment commences more than six months after commencement of the Plan Year.

2.              Mid-period Promotion

At the sole discretion of the Committee, an employee who is promoted into eligibility during the Plan Year shall be eligible if the promotion becomes effective at or prior to the first day of the third quarter of the Plan Year (i.e., promotion becomes effective a minimum of six months prior to the end of the Plan Year).  No Award shall be granted if the promotion becomes effective less than six months prior to the end of a Plan Year.

Termination of Service – In the event a Participant separates from service to the Company, Awards made to the Participant will be treated as follows:

1.              Death or Disability

If the applicable performance goals are ultimately satisfied, a Participant who dies or experiences a Disability during the Plan Year will receive (or the Participant’s estate will receive) a pro rata Award based on actual days worked during the Plan Year.  Awards will be paid as soon as practicable following attainment of the applicable performance goals.  The Committee may, in its sole discretion, elect to pay a Participant’s estate earlier than the end of a Plan Year if such payment amount is based on both the Participant’s actual days worked during the Plan year and the estimated performance toward the performance goals as of the date of the Participant’s death.  In all cases, the payment will be made prior to March 15th of the calendar year following the year for which the Committee determines that the applicable performance goals were satisfied.

2.              Retirement

If the applicable performance goals are ultimately satisfied, a Participant who retires during a given Plan Year will receive a pro rata Award based on actual performance as measured at the end of the Plan Year, subject to any required severance agreement.  Accordingly, for the avoidance of doubt, such award will be made on account of a Participant’s retirement only if the Performance Goals are obtained.  In all cases, the payment will be made prior to March 15th of the calendar year following the year for which the Committee determines that the applicable performance goals were satisfied.

3.              Other Termination

In the case of a Participant who separates from the Company under voluntary Termination of Service, Termination of Service for Cause, or resignation where such resignation is determined by the Committee to be in anticipation of or related to a possible Termination of Service for Cause, all Awards not yet paid under the Plan will be canceled.  The employee will have no further right or interest under this Plan with respect to any Awards or payments, and the Company will have no further obligation with respect thereto.  In the event terminations are deemed “mutual” between the Company and the Participant, the Committee, in its sole discretion, may consider payment of a pro rata Award; however, the Committee has no obligation to do so.

Incentive Opportunity – Annually and in advance of the Plan Year, the Committee will establish incentive opportunities under the Plan for each Participant.  Generally, incentive opportunities will be established as a percentage of a Participant’s base salary, and the Award percentage earned will be applied to a Participant’s base salary as of May 1st of the Plan Year to which the incentive opportunity pertains.  At the end of the Plan Year, a Participant may earn an Award equal to, greater than, or lesser than (including zero) the target opportunity, subject to established threshold, target, and superior levels of performance as established in advance by the Committee in its sole discretion.  No payments will be awarded if threshold performance is not achieved, and no additional payments above the maximum incentive amount will be awarded for performance in excess of the superior level.

Performance Measurement Periods – The measurement period under the Plan will be one year, coinciding with the Company’s fiscal year beginning on January 1 and ending on December 31.  Each year, a new Plan Year will commence.

Performance Measures and Goals – The Committee will establish the performance measures and associated weightings for incentive calculations under the Plan.  The Committee may modify the definition of performance measures under the Plan and/ or substitute new measures for new Plan Years.

These performance measures can be one or more of the following consolidated (company-wide) or subsidiary, division or operating unit financial measures:  (1) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (2) net income (before or after taxes), (3) reduction in expenses, (4) pre-tax or after-tax operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization,  (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment or cash flow return on invested capital,  (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) pre-tax or after-tax operating earnings per share,  (17) total stockholder return, (18) growth measures, such as revenue growth or operating income growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objective with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel,  (28) customer satisfaction, (29) operating efficiency, productivity ratios, (30) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

Performance goals may be expressed on an absolute and/ or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company or the performance of one or more subsidiaries, divisions or operating units of the Company or the past or current performance of other companies, or any combination thereof and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity and/ or shares outstanding, or to assets or net assets.  In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time), that the achievement of such goals be “substantially uncertain” at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee’s right to apply negative discretion (within the meaning of Treas. Reg. Sec. 1.162-27(d)(iii)), the amount of the Award payable as a result of such performance.

For these purposes, the “applicable period” with respect to any Plan Year is the period commencing on or before the first day of the Plan Year and ending no later than the ninetieth (90th) day of the Plan Year.   For each Plan Year, the Committee will, in its sole discretion and within the applicable period, establish the goals (i.e., Threshold, Target, and Superior) associated with each performance measure and determine the weighting of each measure for the purposes of incentive calculations under the Plan.  Such performance measures and goals will remain unchanged for the Plan Year, subject to the statement immediately below.

The Committee, in its sole discretion, may exclude the following from performance calculations under the Plan:  effects of extraordinary, unusual, special, or one-time events; effects of legal, accounting, or regulatory changes; effects of events that are outside of management’s control; effects of events that are not reflective of a decision made (or area overseen) by management; effects of “preventive” measures taken by management; effects from the disposal of a business segment; or effects of tax adjustments.

Performance measures, their weightings, and associated goals for the current Plan Year are set forth in Attachment B.

Award Payout - Awards will be paid to Participants as soon as practicable following the end of the Plan Year and verification of results.  No amounts earned under the Plan will require additional criteria (e.g., the passage of time) to complete the earning process.  Awards will be calculated as a percentage of a Participant’s actual base salary as of May 1st for the Year in which the performance goals are established and the Performance Award is payable.

Payment under the Plan is subject to compliance by the Participant with any written agreement between the Participant and the Company, including an employment agreement, non-compete agreement, or other agreement relating to confidential information.  If the Participant breaches any such agreement, he/ she shall immediately forfeit his/ her right to receive any unpaid amounts earned under the Plan.

The Company has the right to deduct from all net amounts paid under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

Miscellaneous Provisions

1.               A Participant’s Award will immediately pay out upon the occurrence of a Change in Control as if target performance for the active Plan Year had been achieved.

2.               The Plan may be amended or discontinued by the Committee at any time without prior notification to Participants.  However, no amendment may adversely affect an outstanding Award made under the Plan.

3.               The Committee maintains sole discretion to adjust Awards under the Plan downward for legitimate and reasonable performance reasons.

4.               The Committee will, to the extent permitted by law, have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results, or where the Participant engaged in intentional misconduct that increased his/ her incentive income. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

5.               The Committee may obtain such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any law or regulation of any governmental authority.  The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

6.               No member of the Board or Committee, nor any officer or employee of the Company acting on behalf of the Board or Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan.  All members of the Board or Committee, and each and any officer or employee of the Company acting on their behalf will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

7.               The interests of Participants under the Plan are not subject to claims, indebtedness, attachment, execution, garnishment, or other legal or equitable process.  Participant interests under the Plan may not be transferred or assigned, other than by will or by the laws of descent and distribution.  If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of Awards or other rights under the Plan, except as provided for in this Plan, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan, the Board may terminate the Participant’s Award by notice to him/ her, and it shall thereupon become null and void.

Attachment A – Definitions

1.               “Award” means, a right granted to a Participant entitling him or her to a cash payment under the Plan if the applicable performance criteria are satisfied and the Participant complies with all other criteria under the Plan.

2.               “Cause” means, unless otherwise defined in a Participant’s employment agreement in which case such definition will control, (i) serious, willful misconduct with respect to the Participant’s duties as an Employee of the Company; (ii) engaging in any competitive behavior defined below; (iii) the Participant’s indictment for a felony; (iv) the Participant’s commission of fraud, embezzlement, theft, or other act involving dishonesty, or a crime constituting moral turpitude, in any case, whether or not involving the Company, that, in the opinion of the Company, renders the Participant’s continued employment harmful to the Company; (v) abuse of illegal drugs or alcohol by the Participant on the employer’s premises or where the use of illegal drugs has an adverse effect on a Participant’s performance; or (vi) the Participant acting in bad faith relative to the Company’s business interests.

For purposes of this Plan, a Participant shall be deemed to engage in competitive behavior if he/ she (a) directly or indirectly, without the consent of the Company, solicits or provides any services such as those provided by the Company for anyone (i) who is a customer or client of the Company; or, (ii) who is a prospective customer or client of the Company with whom the Company has discussed possible business relationships; (b) requests, induces, or attempts to influence any distributor or supplier of goods or services to the Company to curtail or cancel any business they may transact with the Company; or (c) requests, induces, or attempts to influence, any client or customer of the Company whom he/ she has done business with, or potential client or customer whom he/she has been in contact with, to curtail or cancel any business they may transact with the Company.

3.               “Change of Control” means any of the following events:

(a)           any “Person” (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the common stock or of securities of the Company that are entitled to vote generally in the election of directors of the Company;

(b)           within a 12 month period, a majority of the members of the Company’s Board of Directors is replaced by directors whose election or nomination was not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c)           consummation of a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the Persons who were the respective beneficial owners of the outstanding common stock and voting securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock and the combined voting power of the voting securities of the corporation resulting from such Merger, or

(d)           shareholder approval of a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

4.               “Code” means the Internal Revenue Code of 1986, as amended, and any Internal Revenue Code adopted in the future to replace the Internal Revenue Code of 1986.

5.               “Disability” means except as otherwise provided by the Committee, that the Participant either (i) is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, on behalf of the Company which condition, in the opinion of a physician approved by the Committee, is expected to have a duration of not less than one hundred and twenty (120) days or (ii) has become eligible to receive long-term disability benefits under a Company-sponsored long-term disability plan, if any.

6.               “Employee” refers to any person who is employed by the Company, is on the Company’s payroll, and whose wages are subject to withholding under the Federal Insurance Contributions Act, codified in Code § 3121.

7.               “Involuntary Termination” means, unless such term (or term of similar meaning (e.g., “good reason”)) is otherwise defined in a Participant’s employment agreement, in which case such definition will control:  (i) without the Participant’s express written consent, a comprehensive and substantial reduction in all or most of the Participant’s primary duties, authority, and responsibilities compared to the Participant’s duties, authority, and responsibilities immediately prior to such reduction; (ii) without the Participant’s express written consent, a significant reduction in the Participant’s base salary compared to the Participant’s base salary in effect immediately prior to such reduction; provided, however, that a reduction in the Participant’s base salary of less than twenty percent (20%) or a reduction in the Participant’s base salary that is part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units, shall not constitute an Involuntary Termination; or (iii) any purported termination of the Participant by the Company that is not effected for Disability or Cause.

8.               “Participant” shall mean an Employee of the Company to whom an Award is granted under this Plan.

9.               “Plan Administrator” means the individual or committee appointed or designated by the Committee to administer the Plan, if not the Committee itself.

10.         “Plan Year” refers to the active twelve-month period of performance under the Plan.

11.         “Retirement” means a Participant’s date of termination which is designated by the Committee as a “Retirement” for purposes of the Plan or, if applicable, a Participant’s date of termination after the normal retirement date specified in a plan maintained by the Company under which the Participant is covered, and which is qualified under section 401(a) of the Code.

12.         “Termination of Service” occurs when a Participant ceases to serve as an Employee of the Company, for any reason.

13.         “Voluntary Termination” shall mean any termination of the employment hereunder, otherwise than as a result of death or Disability, termination for Cause, or Involuntary Termination.

Attachment B – Performance Measures and Weightings

For 2008, all Participants will be evaluated based on the Company’s consolidated operating results.  The Committee has determined the following three measures will be used for Plan purposes, each with the assigned weightings as described:

•                  Operating Income

50% of a Participant’s opportunity under the Plan – The definition of Operating Income is consistent with that term defined in generally accepted accounting principles and will be derived directly from the face of the consolidated statements of income included in the Company’s Annual Reports on Form 10-K for the year ending December 31, 2008

•                  Total Revenue

25% of a Participant’s opportunity under the Plan – The definition of Total Revenue is consistent with that term defined in generally accepted accounting principles and will be derived directly from the face of the consolidated statements of income included in the Company’s Annual Reports on Form 10-K for the year ending December 31, 2008

•                  Cash Flow Return on Invested Capital

25% of a Participant’s opportunity under the Plan – Cash Flow Return on Invested Capital is defined as consolidated cash flow from operating activities minus capital expenditures, the difference of which is divided by the difference between total assets and non-interest bearing current liabilities.  Consolidated cash flow from operating activities and capital expenditures will be derived from the face of the consolidated statements of cash flows included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2008.  Total assets and non-interest bearing liabilities will be derived from the face of the consolidated balance sheets included in the Company’s Annual Reports on Form 10-K for the year ending December 31, 2008.

For the 2008 Plan Year, the Committee determined a “target” performance level for the Company for each of the above three performance criteria.  Performance of the Company at the target level will result in an annual cash incentive that is 50% of the executive’s base salary.  The Committee also determined a range of possible cash incentives above and below target performance, ranging from 25% of base salary for achieving “threshold” performance to 75% of base salary for achieving “superior” performance.  No payments are awarded under the plan if threshold performance is not achieved, and no additional payments are awarded for performance in excess of the superior level.  The following table sets forth threshold, target and superior Company performance levels for the performance criteria included in the Plan for the 2008 Plan Year:

Performance Levels
Performance Criteria	Threshold	Target	Superior

Operating income	90% of budget	Budget	110% of Budget

Total revenue	95% of budget	Budget	105% of Budget

Cash flow return on invested capital	20%	25%	30%

Target performance levels for operating income and total revenues are based upon the Company’s fiscal 2008 annual budget approved by the Board of Directors on February 4, 2008.  Target performance for cash flow return on invested capital is based on the Company’s expected five-year average return on invested capital from 2004 to 2008.  Threshold and maximum performance levels in the table above were recommended by management and approved by the Committee based on the Company’s past performance with respect to these metrics generally and relative to budget.